Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cadence Bancorporation:

We consent to the use of our report dated March 25, 2016 with respect to the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows of Cadence Bancorporation for the year ended December 31, 2015 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

May 21, 2018